Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Methode Electronics, Inc. 2026 Omnibus Incentive Plan of our reports dated June 24, 2026, with respect to the consolidated financial statements and schedule of Methode Electronics, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Methode Electronics, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended May 2, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

September 16, 2026